Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,

	2002	2001

Income before gains (losses) on investments and minority interest in income	$21,144	$24,283
Minority interest not convertible into Common Stock	(172)	(165)

	$20,972	$24,118

Fixed charges:
Interest	$14,454	$12,000
Capitalized interest	2,971	3,473
Other	39	38

Fixed charges	$17,464	$15,511

Preferred stock dividends	2,657	1,142

Fixed charges and preferred stock dividends	$20,121	$16,653

Income before gains (losses) on investments and minority interest in income, and fixed charges, excluding capitalized interest	$35,465	$36,156
Divided by fixed charges	$17,464	$15,511

Ratio of earnings to fixed charges	2.0	2.3

Income before gains (losses) on investments and minority interest in income, and fixed charges, excluding capitalized interest	$35,465	$36,156
Divided by fixed charges and preferred stock dividends	$20,121	$16,653

Ratio of earnings to fixed charges and preferred stock dividends	1.8	2.2

Exhibit 12 (continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (CONTINUED)

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,

	2002	2001

Income before gains (losses) on investments and minority interest in income	$65,152	$65,481
Losses from Internet business	—	7,163
Minority interest not convertible into Common Stock	(508)	(492)

	$64,644	$72,152

Fixed charges:
Interest	$41,220	$36,207
Capitalized interest	9,211	10,271
Other	117	114

Fixed charges	$50,548	$46,592

Preferred stock dividends	5,107	3,426

Fixed charges and preferred stock dividends	$55,655	$50,018

Income before gains (losses) on investments, losses from Internet business and minority interest in income, and fixed charges, excluding capitalized interest	$105,981	$108,473
Divided by fixed charges	$50,548	$46,592

Ratio of earnings to fixed charges	2.1	2.3

Income before gains (losses) on investments, losses from Internet business and minority interest in income, and fixed charges, excluding capitalized interest	$105,981	$108,473
Divided by fixed charges and preferred stock dividends	$55,655	$50,018

Ratio of earnings to fixed charges and preferred stock dividends	1.9	2.2